Exhibit 4.1

                       CONVERTIBLE NOTE PURCHASE AGREEMENT

                                      Among

                       STOCKGROUP INFORMATION SYSTEMS INC.

                                       and

                         THE INVESTORS SIGNATORY HERETO

                          Dated as of December 31, 2001

SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement (this "Agreement"), dated as of December 31, 2001, among Stockgroup Information Systems, Inc. (formerly known as Stockgroup.com Holdings Inc.), a Colorado corporation (the "Company"), Deephaven Private Placement Trading Ltd. ("Deephaven") and Amro International, S.A. ("Amro"). Each of Deephaven and Amro is a "Holder" and collectively, the "Holders."

RECITALS

1. Pursuant to a Convertible Debenture Purchase Agreement dated as of April 3, 2000, the Company issued and sold to the Holders, and the Holders purchased from the Company: (i) an aggregate principal amount of $3,000,000 of the Company's 8% Convertible Notes due March 31, 2002 (collectively, the "Original Notes"), which are convertible into shares of the Company's common stock, no par value (the "Common Stock"), and (ii) certain Common Stock purchase warrants (collectively, the "Original Warrants" and together with the Original Notes, the "Original Securities") which are exercisable for an aggregate of 181,818 shares of Common Stock.

2. The Company and the Holders have agreed, subject to the terms and conditions of this Agreement, to convert, on the date hereof, a portion of the Original Notes into shares of Common Stock and to exchange (the "Exchange"): (i) the balance of each Holder's Original Notes for the Company's newly created convertible notes, in the form attached hereto as Exhibit A, in the aggregate principal amount indicated beside such Holder's name on its signature page hereto (as its respective terms and conditions may be changed pursuant to the terms thereof, collectively, the "Exchange Notes") and (ii) each Holder's Original Warrant for a Common Stock purchase warrant in the form of Exhibit B, entitling the Holder to acquire the number of shares of Common Stock indicated beside such Holder's name on its signature page hereto, upon the terms and conditions set forth therein (collectively, the "Exchange Warrants" and, together with the Exchange Notes, the "Exchange Securities").

3. The Exchange is intended to qualify as an exempted transaction under Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act").

4. Terms used and not defined in this Agreement that are defined in the Exchange Notes shall have the respective meanings set forth in the Exchange Notes.

NOW, THEREFORE, in consideration of the above recitals, the covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders agree as follows:

1. Conversion and Exchange of Securities.

(a) Immediately prior to the consummation of the Exchange, each Holder will convert a principal amount of its Original Notes equal to the product of the investor ratio set forth below its name on its signature page hereto (as applicable to each Holder, the "Holdings Ratio") and $100,000 into shares of Common Stock at a conversion price of $0.15. No later than one Trading Day immediately preceding the Exchange Date (as defined herein), the Company will deliver to each Holder a stock certificate free of any legends, evidencing such shares of common stock.

(b) Subject to the terms and conditions of this Agreement, the Company will issue and deliver the Exchange Securities to the Holders and the Holders will accept the Exchange Securities from the Company in exchange for the Original Securities. The Exchange shall occur at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP ("Robinson Silverman"), 1290 Avenue of the Americas, New York, New York 10104, on the execution date of this Agreement or such other date or location as the parties shall agree. The date of the Exchange is hereinafter referred to as the "Exchange Date."

(c) On the Exchange Date, the parties will deliver the following: (A) the Company will deliver to each Holder: (1) this Agreement, executed by Company,
(2) the legal opinion of the Faegre & Benson LLP, 2500 Republic Plaza, 370 Seventeenth Street, Denver, Colorado 80202-4004, outside counsel to the Company, in agreed form, (3) its Exchange Notes, registered in the name of such Holder,
(4) its Exchange Warrant, registered in the name of such Holder, and (5) the Company's transfer agent instructions (the "Transfer Agent Instructions"), in the form

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acceptable to the Holders, executed by the Company and delivered to and acknowledged in writing by the Company's transfer agent; and (B) each Holder shall deliver: (1) this Agreement, executed by such Holder, (2) its Original Notes and (3) its Original Warrant.

(d) Following the Exchange, the Original Securities shall be canceled and of no further effect.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holders as follows:

(a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Colorado, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in Schedule 2(a) (collectively the "Subsidiaries"). Each of the Subsidiaries is an entity, duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of (1) the Exchange Securities,
(2) this Agreement, or (3) the Transfer Agent Instructions (collectively, the "Transaction Documents"), (y) have or result in a material adverse effect on the results of operations, assets, prospects, or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (z) adversely impair the Company's ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (x), (y) or (z), a "Material Adverse Effect").

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and under the Exchange Securities. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company. The Transaction Documents and all other instruments and documents executed by the Company in connection therewith have been duly executed by the Company and, when delivered in accordance with the terms thereof, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

(c) Issuance of the Exchange Securities. The Exchange Securities have been duly authorized and, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction (collectively, "Liens"). The Company has on the date hereof and will, at all times while the Exchange Securities are outstanding, maintain an adequate reserve of duly authorized shares of Common Stock, reserved for issuance to the holders of such Exchange Securities, to enable it to perform its conversion, exercise and other obligations thereunder. Such number of reserved and available shares of Common Stock shall not be less than the total number of shares of Common Stock issuable upon: (i) conversion in full of the Exchange Notes multiplied by 200% and (ii) exercise in full of the Exchange Warrants (collectively, the "Initial Minimum"). The shares of Common Stock issuable upon conversion of the Exchange Notes and exercise of the Exchange Warrants are referred to herein as the "Underlying Shares." Upon issuance pursuant to the terms of the Exchange Securities, the Underlying Shares shall be duly authorized and, when issued and paid for in accordance with the terms hereof and thereof, will be duly and validly issued, fully paid and nonassessable, free and clear of any Liens.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate of incorporation, bylaws or other charter documents (each as amended through the date hereof), or
(ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or
(iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court, regulatory body or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents. A "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(f) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act of 1934 (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in

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accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g) No Default or Violation. The Company is not: (i) in default under or in violation of (and no event has occurred which has not been waived which, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) in violation of any order of any court, arbitrator or governmental body, or (iii) in violation of any statute, rule or regulation of any governmental authority, in each case of clause (i), (ii) or
(iii) above, except as could not individually or in the aggregate, be reasonably expected to have or result in a Material Adverse Effect.

(h) Valid Exchange Offer; Rule 144. The Company has not paid, nor has it accepted payment, directly or indirectly, any commission or other remuneration for the solicitation of the Exchange and, to the best knowledge of the Company, no commission or other remuneration has been paid or committed by any Person, directly or indirectly, for the solicitation of the Exchange by any other Person. The issuance of the Exchange Securities qualifies as an exempt transaction under Section 3(a)(9) of the Securities Act and is therefore exempt from the registration requirements of the Securities Act. The commencement of the holding period applicable to the Exchange Securities and the Underlying Shares issuable upon conversion of the Exchange Notes and exercise of the Exchange Warrants under Rule 144 occurred on April 3, 2000, the date of the original issuance of the Original Notes and the Original Warrants.

(i) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Holders or their agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Company understands and confirms that the Holders will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Holders regarding the Company, its business and the transactions contemplated hereby are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Holders do not make nor have made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.

3. Representations and Warranties of the Holders. Each Holder hereby for itself and for no other Holder, represents and warrants to the Company as follows:

(a) Authorization; Enforcement. Such Holder has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by such Holder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Holder and no further action is required by such Holder. This Agreement and all other instruments and documents executed by such Holder in connection with this Agreement have been duly executed by such Holder and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligations of such Holder enforceable against such Holder in accordance with its terms.

(b) Ownership of Original Securities. Such Holder is the sole legal and beneficial owner of the Original Securities that it is exchanging hereunder and is conveying such Original Securities to the Company free and clear of any Liens that it may have created or suffered to exist. Such Holder has neither previously sold, assigned, conveyed, transferred or otherwise disposed of, in whole or in part, the Original Securities, nor is such Holder party to any agreement other than this Agreement to sell, assign, convey, transfer or otherwise dispose of, in whole or in part, the Original Securities.

(c) Sophisticated Person. Such Holder is a sophisticated entity and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the Exchange. Such Holder has independently made its own analysis and decision to enter into this Agreement based on such information as it has deemed appropriate.

(d) No Commission. To the best knowledge of such Holder, no commission or other remuneration has been paid by such Holder or any Person, directly or indirectly, to solicit its consummation of the Exchange.

4. Other Agreements of the Parties.

(a) Registration Issues. If for any reason a Holder notifies the Company in good faith that Underlying Shares may not be sold without volume limitations under Rule 144(k) promulgated under the Securities Act, then the Company shall, as promptly as possible after the receipt of such notification but in any event prior to the 30 th day following the receipt of such notice (such date, the "Filing Date"), prepare and file with the Commission a "Shelf" registration statement covering the resale of the Underlying Shares (the "New Registration Statement") for an offering to be made on a continuous basis pursuant to Rule
415. The New Registration Statement shall be on Form S-3 or Form SB-2 and the Company shall use its best efforts to cause the New Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the 90 th day following the Filing Date (such date, the "Effective Date"), and shall use its best efforts to keep the New Registration Statement continuously effective under the Securities Act until all the securities registered thereunder are sold. The Company shall provide the Holders with a copy of the New Registration Statement prior to its filing for their review. In the event that the New Registration Statement is not filed with the Commission by the Filing Date or declared effective by the Effective Date (each of such events, an "Event"), then (i) the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a

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penalty, equal to 2% of the aggregate outstanding principal amount of its
Exchange Notes and (ii) on each monthly anniversary of each such Event (if such Event has not been cured prior to such monthly anniversary date) until the Event is cured, the Company shall pay to such Holder an amount in cash, as liquidated damages and not as a penalty, equal to 2% of the aggregate outstanding principal amount of its Exchange Notes. If the Company fails to pay any liquidated damages pursuant to this Section in full with ten calendar days after the date that such payment becomes due and payable, the Company will pay interest at a rate of 18% per annum (or such lesser amount that is permitted to be paid by applicable law) to the Holders, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

(b) No legend. Subsequent to April 3, 2002, neither the Exchange Securities nor certificates evidencing the Underlying Shares shall contain any restrictive legend.

(c) Acknowledgment of Dilution. The Company acknowledges that the issuance of the Underlying Shares upon conversion of the Exchange Notes and exercise of the Exchange Warrants will result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligation to issue Underlying Shares upon such conversions and exercises in accordance with the terms of the Exchange Notes and the Exchange Warrants is unconditional and absolute, regardless of the effect of any such dilution.

(d) Reservation and Listing of Underlying Shares.

(i) The Company shall: (1) in the time and manner required by any exchange, market or quotation system on which the Common Stock is traded, prepare and file with such securities exchange or market or trading or quotation facility on which the Common Stock is then listed an additional shares listing application covering a number of shares of Common Stock which is not less than the Initial Minimum, (2) take all steps necessary to cause such shares of Common Stock to be approved for listing on any such other national securities exchange or market or trading or quotation facility on which the Common Stock is then listed, as soon as possible thereafter, and (3) provide to the Holders evidence of such listing, and the Company shall use its best efforts to maintain the listing of its Common Stock thereon. If the number of Underlying Shares issuable upon conversion in full of the then outstanding principal amount of Exchange Notes and exercise in full of the Exchange Warrants exceeds 85% of the number of Underlying Shares previously listed on account thereof with any such required exchange, then the Company shall promptly (and in any case within 10 Business Days from the Company's discovery of such events) take the necessary actions to list a number of Underlying Shares sufficient to cover all such Underlying Shares which may so be issued.

(ii) If on any date the Company would be, if a notice of conversion or exercise (as the case may be) were to be delivered on such date, precluded from issuing
(a) 200% of the number of Underlying Shares as would then be issuable upon a conversion or exercise in full of the Exchange Securities (the "Current Required Minimum") due to the unavailability of a sufficient number of authorized but unissued or reserved shares of Common Stock, then the Board of Directors of the Company shall promptly (and in any case, within 30 Business Days from such date) prepare and mail to the stockholders of the Company proxy materials requesting authorization to amend the Company's certificate of incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to at least such number of shares as reasonably requested by the applicable Holder in order to provide for such number of authorized and unissued shares of Common Stock to enable the Company to comply with its issuance, conversion exercise and reservation of shares obligations as set forth in this Agreement, the Exchange Notes and the Exchange Warrants (the parties hereto agree that the sum of (x) the number of shares of Common Stock then outstanding plus all shares of Common Stock issuable upon exercise of all outstanding options, warrants and convertible instruments, and (y) the Current Required Minimum, shall be a reasonable number). In connection therewith, the Board of Directors shall (a) adopt proper resolutions authorizing such increase, (b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders no later than the earlier to occur of the 60 th day after delivery of the proxy materials relating to such meeting and the 90 th day after request by a holder of Exchange Securities to issue the number of Underlying Shares in accordance with the terms hereof) and (c) within 7 Business Days of obtaining such stockholder authorization, file an appropriate amendment to the Company's certificate of incorporation to evidence such increase.

(e) Release. Effective as of and from the Exchange Date and based on the good and valuable consideration exchanged between the Company and each Holder, each Holder and the Company (each, a "Releasor") hereby releases and discharges the other and its predecessors, successors, and affiliates, employees, officers, directors, agents, representatives, and assigns (collectively, "Releasees"), from all actions, causes of action, suits, debts, dues, assessments, late fees, sums of money, expenses, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, obligations, duties, claims, matters, liabilities, violations of law, fines, penalties, responsibilities, attorneys' fees, maintenance charges, and demands whatsoever, in law, admiralty or equity, which against the Releasees (or any of them) the Releasors, Releasor's successors or assigns ever had, now have or hereafter can shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement.

(f) Mandatory Prepayments under the Exchange Notes. Notwithstanding anything to the contrary set forth in the Exchange Notes and in addition to any rights available to the Holders under the Exchange Notes: (i) on June 30, 2002, the Company will prepay to each Holder a principal amount of its Exchange Notes equal to the product of such Investor's Holdings Ratio and $100,000, (ii) on each of: September 30, 2002, December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003, the Company will prepay to each Holder a principal amount of its Exchange Notes equal to the product of such Investor's Holdings Ratio and $20,000, (iii) on each of: December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004and December 31, 2004, the Company will prepay to each Investor which shall have delivered to the Company the notice contemplated by
Section 6 of the Exchange Note, a principal amount of its Exchange Notes equal to the product of such Investor's Holdings Ratio and $20,000, (iv) if prior to the first year anniversary of the Exchange Date, the Company shall have, on one or more occasions, sold shares of Common Stock or Common Stock Equivalents for aggregate gross proceeds of no less than $2,000,000, the Company will prepay to each Holder a principal amount of its Exchange Notes equal to the lesser of (x) the aggregate principal amount outstanding under such Holder's Exchange Notes (and all other amounts, costs, expenses and liquidated damages, if any, due in respect of such Exchange Notes) and (y) the product of such Investor's Holdings Ratio and 20% of the aggregate gross proceeds received by the Company from the sale of such Common Stock or Common Stock Equivalents during such period in excess of $2,000,000 and (v) if during the period between the first year anniversary of the Exchange Date

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and the second year anniversary of the Exchange Date, the Company shall have, on one or more occasions, sold shares of Common Stock or Common Stock Equivalents for aggregate gross proceeds of no less than $500,000, the Company will prepay to each Holder a principal amount of its Exchange Notes equal to the lesser of
(x) the aggregate principal amount outstanding under such Holder's Exchange
Notes (and all other amounts, costs, expenses and liquidated damages, if any, due in respect of such Exchange Notes) and (y) the product of such Investor's Holdings Ratio and 20% of the aggregate gross proceeds received by the Company from the sale of such Common Stock or Common Stock Equivalents during such period in excess of $500,000. Notwithstanding anything herein to the contrary, upon delivery to the Company by a Holder of the notice contemplated by Section 6 of the Exchange Note, the Company's obligation to prepay a principal amount outstanding under such Holder's Exchange Note pursuant to the terms hereof shall extend to such Exchange Note as its terms and conditions have been changed pursuant to the delivery of such notice.

(g) Non-Disclosure of Non-Public Information. The Company shall not disclose non-public information to any Holder or its agents unless prior to disclosure of such information the Company identifies such information as being non-public information and such Holder enter into a non-disclosure agreement in form mutually acceptable to the Company and such Holder.

5. Miscellaneous.

(a) Fees and Expenses. No later than the 20 th calendar day immediately following the Exchange Date, the Company shall reimburse the Holders for up to $20,000 of their legal fees and expenses incurred in connection with the preparation and negotiation of the Transaction Documents. Other than such reimbursement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Exchange Securities.

(b) Entire Agreement. This Agreement and the Exchange Securities contain the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, with respect thereto. This Agreement does not have the effect of nullifying any prior written agreements between the parties that do not specifically address the Exchange, except that to the extent the terms of any such agreement conflict with the terms of this Agreement, the terms of this Agreement shall control.

(c) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 6:30 p.m. (New York City time) on any date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service and marked for next business day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company: Stockgroup Information Systems, Inc. 750 West Pender Street, Suite 500 Vancouver, British Columbia Canada V6C 2T7 Facsimile No.: (604) 331-1194 Attn: Corporate Secretary

With copies to: Devlin Jensen Barristers & Solicitors Suite 2550, 555 W. Hastings Street Vancouver, British Columbia Canada, V6B 4N5 Facsimile No.: (604) 684-0916 Attn: Peter Jensen

If to a Holder: To the address set forth under such Holder's name on the signature pages hereto.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(d) Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Holders or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(e) Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holders. Each Holder may assign any or all of its rights under this Agreement or the Exchange Securities to any Person to whom such Holder assigns or transfers any securities, provided such transferee agrees in writing to be bound, with respect to the transferred securities, by any provisions hereof that apply to a "Holder."

(g) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(h) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or that such New York Courts are inconvenient or will be an improper forum for such proceeding. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(i) Survival. The representations, warranties, agreements and covenants contained herein shall survive the consummation of the transactions contemplated herein, including the conversion of the Exchange Notes and exercise of the Exchange Warrants.

(j) Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt, in good faith, to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(k) Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Holders will be entitled to specific performance of the obligations of the Company under this Agreement and the Exchange Securities. Each of the Company and the Holders agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(l) Further Assurances. The parties hereto agree that each shall execute and deliver any and all further agreements, instruments, certificates and other documents, and shall take any and all action, as any of the parties hereto may reasonably deem necessary or desirable in order to carry out the intent of the parties to this Agreement.

(m) Independent Nature of Holders' Obligations and Rights. The obligations of each Holder under any Transaction Document is several and not joint with the obligations of any other Holder and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by the Transaction Document. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the Company has executed and delivered this Securities
Exchange Agreement as of the date first above written.

STOCKGROUP INFORMATION SYSTEMS, INC.

By:________________________ Name: Title:

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DEEPHAVEN PRIVATE PLACEMENT TRADING LTD.

By:_____________________________________ Name: Title:

Aggregate Principal Amount of Exchange Notes: $1,475,000

Number of shares underlying Exchange Warrant: 121,212

Holdings Ratio: 76.66%

Address for Notice:

Deephaven Private Placement Ltd. c/o Deephaven Capital Management LLC 130 Cheshire Lane Minnentonka, MN 55305 Facsimile No.: (612) 249-5320 Attn: Bruce Lieberman

With copies to: Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas New York, NY 10104 Facsimile No.: (212) 541-4630 and (212) 541-1432
Attn: Eric L. Cohen, Esq.

AMRO INTERNATIONAL, S.A.

By: _______________________ Name: Title:

Aggregate Principal Amount of Exchange Notes:$449,000

Number of shares underlying Exchange Warrant: 60,606

Holdings Ratio: 23.34%

Address for Notice:

c/o Ultra Finanz Grossmuenster Platz 6 P.O. Box 4401 Zurich, CH - 8022
Switzerland

With copies to:

Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas New York, NY 10104 Facsimile No.: (212) 541-4630 and (212) 541-1432 Attn: Eric L.
Cohen, Esq.